Exhibit 99.1

Media Advisory

Aerojet Rocketdyne Holdings, Inc.

to Host Investor Meeting Webcast on June 8, 2017

EL SEGUNDO, Calif., – May 25, 2017 – Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) today announced that it will host a live webcast of an investor meeting the company will be holding on Thursday, June 8, 2017 at its Canoga Park, California, facility, beginning at 10 a.m. PDT.

The webcast and associated slide presentation can be accessed through the company’s website at http://ir.aerojetrocketdyne.com/events.cfm. An archive of the event will be available on the site for at least one year.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the company’s excess real estate assets. More information can be obtained by visiting the company’s website at www.aerojetrocketdyne.com.

Contact information:

Investors:	Paul R. Lundstrom, vice president and chief financial officer 310.252.8142 Brendan King, vice president, investor relations 916.351.8618
Media:	Glenn Mahone, vice president, communications 202.302.9941